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400 Somerset St., New Brunswick, NJ 08901

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Magyar Bank Announces Removal of Consent Order

New Brunswick, NJ—March 7, 2012—Magyar Bank, the principal subsidiary of Magyar Bancorp, announced today that its regulators, the Federal Deposit Insurance Corporation (“FDIC”) and the New Jersey Department of Banking (“NJDOBI”), have terminated a consent order (“the Order”) originally entered into with the Bank in April, 2010. In connection with the termination of the Order, the Company committed to continuing making progress in reducing problem assets and asset classifications and to adhere to its capital plan.

The lifting of the Order reflects the progress made by the Bank in increasing capital levels, retaining qualified management, and reducing classified asset balances as stated in terms of the Order.

John Fitzgerald, President and Chief Executive Officer of Magyar Bancorp stated, “The removal of the Order is a reflection of the hard work of the entire Magyar Bank team in addressing the requirements of the Order. We have exceeded the capital requirements outlined by the Order, and continue to make significant progress on the resolution of credit issues. We expect this positive momentum to continue in 2012.”

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates six branch locations in Edison, New Brunswick, North Brunswick, South Brunswick, Branchburg and Bridgewater. Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083